Contacts: Ron Hutchison Aurora Foods Inc. 314-801-2310

Chuck Dohrenwend Alan Oshiki Broadgate Consultants, Inc. 212-232-2222

FOR IMMEDIATE RELEASE

Aurora Foods Receives Court Approval of Reorganization Plan

ST. LOUIS, February 23, 2004 – Aurora Foods Inc. (OTCBB: AURF), a producer and marketer of leading food brands, today announced that the Delaware Bankruptcy Court issued a confirmation order on Friday, February 20, 2004, approving the Company’s previously announced Plan of Reorganization. The Bankruptcy Court also overruled all objections to the Reorganization Plan that had been filed by certain of the Company’s debt holders and shareholders. Any appeals of the Court’s rulings generally must be filed within 10 days following entry of the confirmation order, or by March 1, 2004.

“Today’s action is a big step forward in our ongoing restructuring and planned merger with Pinnacle Foods,” said Dale F. Morrison, Aurora’s Chairman and interim Chief Executive Officer. “Our combination with Pinnacle will create a strong branded foods company that provides high quality products and services to its customers.”

Aurora anticipates consummation of the Plan, including its pending merger with Pinnacle Foods Holding Corporation, by March 31, 2004, assuming no delay as a result of any appeals of the Bankruptcy Court’s rulings on the objections to the Plan. Moreover, Aurora’s Reorganization Plan and merger with Pinnacle Foods remain subject to a number of conditions. No assurance can be given that the conditions to closing the transaction will be satisfied, or that the transaction ultimately will be consummated.

Aurora will continue to operate in the ordinary course and expects to conduct its business without interruption during the reorganization process.

About Aurora Foods Inc.

Aurora Foods Inc., based in St. Louis, Missouri, is a producer and marketer of leading food brands, including Duncan Hines® baking mixes; Log Cabin®, Mrs. Butterworth’s® and Country Kitchen® syrups; Lender’s® bagels; Van de Kamp’s® and Mrs. Paul’s® frozen seafood; Aunt Jemima® frozen breakfast products; Celeste® frozen pizza; and Chef’s Choice® skillet meals. More information about Aurora may be found on the Company’s Web site at http://www.aurorafoods.com.

CAUTIONARY NOTE: Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and which may affect the Company’s prospects in general. For a summary of such risks and uncertainties, see the Company’s periodic reports and other filings with the Securities and Exchange Commission.

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